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EXHIBIT 99.1


         COOPERATIVE BANKSHARES REPORTS 6% INCREASE IN EARNINGS IN 2007

For Immediate Release:

         Wilmington, NC January 29, 2008--Cooperative Bankshares, Inc. (NASDAQ:
"COOP") (the "Company") reported net income for the twelve months ended December 31, 2007 of $8.1 million, or $1.22 per diluted share, an increase of 5.8% over last year. Net income for the twelve months ended December 31, 2006 was $7.6 million or $1.15 per diluted share. Net income for the quarter ended December 31, 2007 was $1.8 million, or $0.27 per diluted share, a decrease of 14.4% compared to the same quarter last year. Net income for the quarter ended December 31, 2006 was $2.1 million, or $0.32 per diluted share. The increase in net income for the year ended December 31, 2007 versus December 31, 2006 was mainly due to an increase in net interest income caused primarily by growth in loans and a reduction to the provision for loan losses. Loans increased to $820.1 million at December 31, 2007 representing a 7.7% increase from December 31, 2006. The majority of loan growth for the twelve-month period ended December 31, 2007 occurred in construction and land development loans which grew $56.4 million (34.0%) and one-to-four family loans which grew $33.0 million (9.0%) from the amounts at December 31, 2006, partially offset by a reduction of $38.3 million (23.8%) in commercial real estate loans, which decreased primarily due to payoffs that were not replaced because of a sewer moratorium in New Hanover County, increased competition, and the softening of the economy. Loan growth in construction and land development and one-to-four family loans was primarily attributable to growth of the markets in which the Company's wholly owned subsidiary, Cooperative Bank (the "Bank"), conducts its business, the Bank's expanded and improved branch network, and a continued emphasis on increasing overall loan production. For the year ended December 31, 2007, the provision for loan losses decreased to $1.5 million, representing a 35.1% decrease when compared to the same period last year. The decrease in the provision for loan losses for the year ended December 31, 2007 compared to the year ended December 31, 2006 was primarily the result of slower loan growth throughout 2007 as compared to growth that occurred in 2006. The increases in interest income and the benefit of the decreased provision were partially offset by increased interest expense of $7.1 million (25.1%) and increased noninterest expenses of $848,000 (4.5%) as compared to the year ended December 31, 2006. Increased interest expense was primarily due to the growth of deposits and increased rates paid on deposits. The increase in noninterest expense is primarily the result of increased compensation expense partially attributable to the Bank's acquisition of Bank of Jefferson. For the quarter ended December 31, 2007, the provision for loan losses increased $100,000 when compared with the same period a year earlier due to an increase in net charge offs and an increase in nonperforming loans. In addition to the increase in the provision, a decrease in gain on sale of loans and service charges and fees on loans and increases in interest and noninterest expenses are primarily responsible for the change in net income for the three months ended December 31, 2007 when compared to 2006. Gain on sale of loans and service charges and fees on loans decreased $203,000 and $53,000, respectively, for the quarter end December 31, 2007 mostly due to a decrease in mortgage banking activities. Interest expense increased $1.0 million (12.2%) due to the reasons stated above. Noninterest expenses increased $284,000 (6.0%) compared to the prior year period, primarily due to compensation and fringe benefits and occupancy and equipment expense increasing by $107,000 and $77,000, respectively, partially due to the acquisition of Bank of Jefferson.

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         Total assets increased to $926.8 million at December 31, 2007, an increase of 7.8%, compared to $860.1 million at December 31, 2006. Asset growth was primarily the result of continued loan growth, which was mostly funded by deposit growth. Deposits at December 31, 2007 increased to $714.9 million from $661.9 million at December 31, 2006 primarily as a result of the Bank's expanded and improved branch network, increasing brokered deposits, and the acquisition of Bank of Jefferson in July 2007. At December 31, 2007, stockholders' equity was $65.2 million, or $9.94 per share, and represented 7.03% of assets, compared to $57.6 million, or $8.85 per share, representing 6.70% of assets at December 31, 2006. The Company's nonperforming assets (loans 90 days or more delinquent, non-accrual loans, and foreclosed real estate owned) increased to $11.6 million at December 31, 2007 compared to $1.9 million at December 31, 2006. The majority of the increase occurred in foreclosed real estate owned and is primarily due to two customer relationships representing eight loans foreclosed on which accounted for $4.9 million of the change from December 31, 2006. All foreclosed real estate owned has been appraised and is recorded at the lower of the loan balance or the estimated fair value of the property less estimated costs to sell. Management considers the current level of the allowance for loan losses to be appropriate based on loan composition, the current level of delinquencies and other nonperforming loans, overall economic conditions, and other factors.

         Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty three offices in Eastern North Carolina and one office in Jefferson, South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

         The Company has filed a Form 8-K with the SEC containing additional financial information regarding the year and three-months ended December 31, 2007.

Contact: Frederick Willetts, III, President, Todd L. Sammons, CPA, Senior Vice President/CFO, Linda B. Hopkins, Vice President/Secretary, 910-343-0181

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             COOPERATIVE BANKSHARES, INC.
                    201 MARKET ST.                                                 UNAUDITED SELECTED FINANCIAL DATA
                 WILMINGTON, NC 28401                                                     NASDAQ SYMBOL: COOP

         (In thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AS OF:                                    12/31/07          09/30/07           06/30/07          03/31/07          12/31/06
====================================================================================================================================
ASSETS                                        $     926,823       $   921,965        $   891,567       $   865,225      $   860,090
STOCKHOLDERS' EQUITY                                 65,177            63,484             61,365            59,539           57,623
DEPOSITS                                            714,892           707,897            690,798           665,139          661,892
BOOK VALUE (6,554 SHARES AS OF 12/31/07)               9.94              9.69               9.37              9.14             8.85

NON-PERFORMING ASSETS:
  ACCRUING LOANS  90  DAYS PAST DUE                   3,560             5,114              1,082             1,015            1,124
  NON-ACCRUAL LOANS                                   2,083             3,224                525               219              172
  FORECLOSED REO                                      5,924             1,043                574               574              653
                                            ----------------------------------------------------------------------------------------
    TOTAL NON-PERFORMING ASSETS               $      11,567       $     9,381        $     2,181       $     1,808      $     1,949
                                            ========================================================================================

====================================================================================================================================
FOR THE QUARTER ENDED:                             12/31/07          09/30/07           06/30/07          03/31/07          12/31/06
====================================================================================================================================
NET INTEREST MARGIN                                    3.25%             3.44%              3.48%             3.50%            3.48%
  (NET INTEREST INCOME/AVERAGE INTEREST-EARNING ASSETS)

EARNING ASSETS/LIABILITIES                            109.7%            110.6%             110.5%            110.1%           110.1%

STOCKHOLDERS' EQUITY/ASSETS                            7.03%             6.89%              6.88%             6.88%            6.70%

====================================================================================================================================

NET INCOME                                    $       1,805       $     2,107        $     2,066       $     2,103      $     2,109
                                            ========================================================================================

NET INCOME PER DILUTED SHARE                  $        0.27       $      0.32        $      0.31       $      0.32      $      0.32
                                            ========================================================================================
DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                    6,632             6,646              6,634             6,639            6,645
                                            ========================================================================================

ALLOWANCE FOR LOAN LOSSES
    PROVISION                                 $         450       $       532        $       350       $       300      $       350
    CHARGE OFFS                                         416               162                 68                14              360
    RECOVERIES                                            9                 8                  -                13                1
                                            ----------------------------------------------------------------------------------------
    BALANCE                                   $       8,788       $     8,745        $     8,367       $     8,085      $     7,786
                                            ========================================================================================

NOTE: The provision for allowance for loan losses for the quarter ended September 30, 2007 includes $182 representing the balance of the allowance for loan losses acquired in the purchase of the Bank of Jefferson.
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